MAIRS AND POWER FUNDS TRUST

SECOND AMENDMENT TO THE

CUSTODY AGREEMENT

THIS SECOND AMENDMENT dated as of this 14th day of February, 2013, to the  Custody Agreement dated as of May 17, 2011, as amended December 31, 2011 (the “Agreement”) is entered into by and between MAIRS AND POWER FUNDS TRUST, a Delaware statutory trust (the “Trust”), and U.S. BANK, N.A. a national banking association (the "Custodian").

RECITALS

WHEREAS, the Trust and the Custodian have entered into the Agreement; and

WHEREAS, the Trust and the Custodian desire to amend the fees of the Trust; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the Trust and the Custodian agree to the following:

Exhibit D of the Agreement is hereby superseded and replaced with Amended Exhibit D attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MAIRS AND POWER FUNDS TRUST	U.S. BANK, N.A.

By: s/ Andrea C. Stimmel	By: /s/ Michael R. McVoy

Name: Andrea C. Stimmel	Name: Michael R. McVoy

Title: Treasurer	Title: Senior Vice President

2/2013	1

Amended Exhibit D to the Custody Agreement

Mairs and Power Funds Trust DOMESTIC CUSTODY SERVICES ANNUAL FEE SCHEDULE at August 1, 2011

Complex Annual fee based upon total assets under management:
[  ] basis points on the first $[  ]
[  ]basis points on the next $[  ]
[  ]basis points on the balance

Fees should display as a [  ]%, [  ]%, and [  ]% split for Mairs and Power Growth Fund, Balanced Fund, and Small Cap Fund respectively.

Minimum annual fee per fund – [  ]

Portfolio Transaction Fees
$[  ]per disbursement (waived if U.S. Bancorp is Administrator)
$[  ] per US Bank repurchase agreement transaction
$[  ] per book entry security (depository or Federal Reserve system) and non-US Bank repurchase agrmt
$[  ] per portfolio transaction processed through our New York custodian definitive security (physical)
$[  ] per principal paydown
$[  ] per option/future contract written, exercised or expired
$[  ] per Cedel/Euroclear transaction
$[  ] per mutual fund trade
$[  ] per Fed Wire
$[  ] per margin variation Fed wire
$[  ] per short sale

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.

Overdrafts – charged to the account at prime interest rate plus [  ].

Plus out-of-pocket expenses, and extraordinary expenses based upon complexity, including items such as shipping fees or transfer fees.

CCO Support Fees - $[  ]/Fund Family/year

Fees are billed monthly.

2/2013	2